Exhibit 5.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the registration statement on Form F-10 of Shaw Communications Inc. (“Shaw”) filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2006 (the “Registration Statement”), and to the incorporation by reference therein of our report, dated October 13, 2006, with respect to the audited consolidated balance sheets of Shaw as at August 31, 2005 and 2004 and the consolidated statements of income (loss) and deficit and cash flows for the three years ended August 31, 2005, filed with the Commission as Exhibit 99.1 to the Form 40-F of Shaw and included as Exhibit 4.1 to the Registration Statement.
/s/  ERNST & YOUNG LLP
Calgary, Canada
April 25, 2006